EX-12

                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   For the Five Years Ended December 31, 1995


                         1995      1994      1993      1992      1991
                                      (in thousands)
Earnings as Defined
Net income <F1>          $39,624   $41,025   $39,588   $36,758   $38,513
Add:
 Income Taxes:
   Current:
     Federal               7,031    15,257     5,880    13,049    14,176
     State                 1,601     2,519     1,310     2,444     2,436
   Deferred, net:
     Federal               7,771       (80)    9,682       550     2,996
     State                 1,385       314     1,581       439       690
   Deferred investment
   tax credit, net        (1,556)   (1,846)   (1,868)   (1,873)   (1,877)
 Interest on long-term
  debt, net of AFUDC
   borrowed               18,168    16,546    17,012    17,334    17,745
 Amortization of premium,
  discount and expense
  on debt                    694       852       773       446       740
 Other interest            1,894     1,589       747       461       719
 Interest component of
  rent expense <F2>          565       416       405       391       382

   Earnings as defined   $77,177   $76,592   $75,110   $69,999   $76,520

Fixed Charges as Defined

 Interest on long-term
  debt                   $18,789   $18,604   $18,437   $17,768   $18,238
 Amortization of premium,
  discount and expense
  on debt                    694       852       773       446       740
 Other interest            1,894     1,589       747       461       719
 Interest component of
  rent expense <F2>          565       416       405       391       382
   Fixed charges as
    defined              $21,942   $21,461   $20,362   $19,066   $20,079

Ratio of Earnings to
 Fixed Charges <F3>        3.52      3.57      3.69      3.67      3.81

NOTES:
<F1> Net income, as defined, is before preferred dividend requirements.
<F2> One-third of rentals represents a reasonable approximation of the interest factor.
<F3> The ratios shown above do not reflect the fixed charge component in
SIGECO's power contract with OVEC (see "SIGECO-Electric Business", page 2). Inclusion of the component in the computation would not have a significant effect on the ratios.
<F4> Periods beginning in 1992 reflect the results of Lincoln Natural Gas
Company, Inc., acquired June 30, 1994.

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